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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Under the Securities Exchange Act of 1934
(Amendment No.  )*
Northstar Neuroscience, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
66704V101
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	66704V101	Page	2	of	37 Pages

1	NAMES OF REPORTING PERSONS: Mayfield X, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,610,918

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

2,610,918

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,610,918

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

10.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	66704V101	Page	3	of	37 Pages

1	NAMES OF REPORTING PERSONS: Mayfield Principals Fund, L.L.C.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		335,105

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

335,105

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

335,105

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

1.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

CUSIP No.	66704V101	Page	4	of	37 Pages

1	NAMES OF REPORTING PERSONS: Mayfield X Management, L.L.C.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,946,023

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

2,946,023

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,946,023

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

11.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

CUSIP No.	66704V101	Page	5	of	37 Pages

1	NAMES OF REPORTING PERSONS: Mayfield X Annex, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		435,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

435,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

435,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

1.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	66704V101	Page	6	of	37 Pages

1	NAMES OF REPORTING PERSONS: Mayfield X Annex Management L.L.C.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		435,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

435,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

435,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

1.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

CUSIP No.	66704V101	Page	7	of	37 Pages

1	NAMES OF REPORTING PERSONS: Mayfield Associates Fund IV, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		120,032

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

120,032

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

120,032

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	66704V101	Page	8	of	37 Pages

1	NAMES OF REPORTING PERSONS: Mayfield IX Management, L.L.C.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		120,032

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

120,032

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

120,032

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

CUSIP No.	66704V101	Page	9	of	37 Pages

1	NAMES OF REPORTING PERSONS: Yogen K. Dalal

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,501,055

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

3,501,055

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

3,501,055

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	66704V101	Page	10	of	37 Pages

1	NAMES OF REPORTING PERSONS: Kevin A. Fong

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,501,055

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

3,501,055

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

3,501,055

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	66704V101	Page	11	of	37 Pages

1	NAMES OF REPORTING PERSONS: A. Grant Heidrich, III

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,501,055

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

3,501,055

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

3,501,055

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	66704V101	Page	12	of	37 Pages

1	NAMES OF REPORTING PERSONS: David J. Ladd

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,381,023

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

3,381,023

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

3,381,023

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	66704V101	Page	13	of	37 Pages

1	NAMES OF REPORTING PERSONS: Allen L. Morgan

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,381,023

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

3,381,023

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

3,381,023

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

\\

CUSIP No.	66704V101	Page	14	of	37 Pages

1	NAMES OF REPORTING PERSONS: F. Gibson Myers, Jr.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		120,032

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

120,032

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

120,032

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	66704V101	Page	15	of	37 Pages

1	NAMES OF REPORTING PERSONS: William D. Unger

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,501,055

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

3,501,055

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

3,501,055

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	66704V101	Page	16	of	37 Pages

1	NAMES OF REPORTING PERSONS: Wendell G. Van Auken, III

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,501,055

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

3,501,055

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

3,501,055

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	66704V101	Page	17	of	37 Pages

1	NAMES OF REPORTING PERSONS: Robert T. Vasan

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,381,023

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

3,381,023

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

3,381,023

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

Item 1.
(a)	Name of Issuer:

Northstar Neuroscience, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

82 Devonshire Street Boston, MA 02109
Item 2.
(a)	Name of Persons Filing:

Mayfield X, L.P.
Mayfield Principals Fund, L.L.C.
Mayfield X Management, L.L.C.
Mayfield X Annex, L.P.
Mayfield X Annex Management L.L.C.
Mayfield Associates Fund IV, L.P.
Mayfield IX Management L.L.C.
Yogen K. Dalal
Kevin A. Fong
A. Grant Heidrich, III
David J. Ladd
Allen L. Morgan
F. Gibson Myers, Jr.
William D. Unger
Wendell G. Van Auken, III
Robert T. Vasan

(b)	Address of Principal Business Office:

c/o Mayfield Fund 2800 Sand Hill Road, Suite 250 Menlo Park, CA 94025

(c)	Citizenship:

Mayfield X, L.P., Mayfield X Annex, L.P. and Mayfield Associates Fund IV, L.P. are Delaware limited partnerships.

Mayfield Principals Fund, L.L.C., Mayfield X Management, L.L.C., Mayfield X Annex Management L.L.C. and Mayfield IX Management L.L.C. are Delaware limited liability companies.

The individuals listed in Item 2(a) are U.S. citizens.

Page 18 of 37 pages.

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number:

66704V101

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership.

The information regarding ownership as set forth in Items 5-9 of Pages 2-17 hereto, is hereby incorporated by reference.

For a summary of total ownership by all Reporting Persons, see Exhibit 3 hereto.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

Page 19 of 37 pages.

SIGNATURES
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 12, 2007

MAYFIELD X, L.P. a Delaware limited partnership

By:	Mayfield X Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD PRINCIPALS FUND, L.L.C. a Delaware limited liability Company

By:	Mayfield X Management, L.L.C.
Its Managing Director

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD X MANAGEMENT, L.L.C. a Delaware limited liability company

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD X ANNEX, L.P. a Delaware limited partnership

By:	Mayfield X Annex Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD X ANNEX MANAGEMENT, L.L.C. a Delaware limited liability company

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

Page 20 of 37 pages.

MAYFIELD ASSOCIATES FUND IV, L.P. a Delaware limited partnership

By:	Mayfield IX Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD IX MANAGEMENT, L.L.C. a Delaware limited liability company

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

YOGEN K. DALAL

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

KEVIN A. FONG

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

A. GRANT HEIDRICH, III

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

DAVID J. LADD

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

ALLEN L. MORGAN

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

F. GIBSON MYERS, JR.

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

Page 21 of 37 pages.

WILLIAM D. UNGER

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

WENDELL G. VAN AUKEN, III

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

ROBERT T. VASAN

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

Page 22 of 37 pages.

EXHIBIT INDEX

Exhibit 1 -	JOINT FILING AGREEMENT

Exhibit 2 -	POWERS OF ATTORNEY

Exhibit 3 -	OWNERSHIP SUMMARY

Page 23 of 37 pages.

EXHIBIT 1
JOINT FILING AGREEMENT
          Pursuant to Rule 13d-1(k)(1)(iii), we the undersigned agree that the Schedule 13G, to which this Joint Filing Agreement is attached as Exhibit 1, is filed on behalf of each of us.
Date: February 12, 2007

MAYFIELD X, L.P. a Delaware limited partnership

By:	Mayfield X Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD PRINCIPALS FUND, L.L.C. a Delaware limited liability Company

By:	Mayfield X Management, L.L.C.
Its Managing Director

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD X MANAGEMENT, L.L.C. a Delaware limited liability company

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD X ANNEX, L.P. a Delaware limited partnership

By:	Mayfield X Annex Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD X ANNEX MANAGEMENT, L.L.C. a Delaware limited liability company

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

Page 24 of 37 pages.

MAYFIELD ASSOCIATES FUND IV, L.P. a Delaware limited partnership

By:	Mayfield IX Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD IX MANAGEMENT, L.L.C. a Delaware limited liability company

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

YOGEN K. DALAL

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

KEVIN A. FONG

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

A. GRANT HEIDRICH, III

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

DAVID J. LADD

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

ALLEN L. MORGAN

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

F. GIBSON MYERS, JR.

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

Page 25 of 37 pages.

WILLIAM D. UNGER

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

WENDELL G. VAN AUKEN, III

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

ROBERT T. VASAN

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

Page 26 of 37 pages.

EXHIBIT 2
POWERS OF ATTORNEY
POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield, and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
Yogen K. Dalal

Page 27 of 37 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
Kevin A. Fong

Page 28 of 37 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
A. Grant Heidrich, III

Page 29 of 37 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
David J. Ladd

Page 30 of 37 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
Allen L. Morgan

Page 31 of 37 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
Frank G. Myers, Jr.

Page 32 of 37 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
William D. Unger

Page 33 of 37 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
Wendell G. Van Auken, III

Page 34 of 37 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
Robert T. Vasan

Page 35 of 37 pages.

EXHIBIT 3

	Number of				Percent of Class
	Shares		Number of Shares		Beneficially
Name of Reporting Person	(Direct) (9)		(Indirect)		Owned (1)
Mayfield X, L.P.	2,610,918	(2)	-0-		10.2%

Mayfield Principals Fund, L.L.C.	335,105	(3)	-0-		1.3%

Mayfield X Management, L.L.C.	-0-		2,946,023	(2)(3)	11.5%

Mayfield X Annex, L.P.	435,000	(4)	-0-		1.7%

Mayfield X Annex Management L.L.C.	-0-		435,000	(4)	1.7%

Mayfield Associates Fund IV, L.P.	120,032	(5)	-0-		0.5%

Mayfield IX Management, L.L.C.	-0-		120,032	(5)	0.5%

Yogen K. Dalal	-0-		3,501,055	(6)	13.7%

Kevin A. Fong	-0-		3,501,055	(6)	13.7%

A. Grant Heidrich, III	-0-		3,501,055	(6)	13.7%

David J. Ladd	-0-		3,381,023	(7)	13.2%

Allen L. Morgan	-0-		3,381,023	(7)	13.2%

F. Gibson Myers, Jr.	-0-		120,032	(8)	0.5%

William D. Unger	-0-		3,501,055	(6)	13.7%

Wendell G. Van Auken, III	-0-		3,501,055	(6)	13.7%

Robert T. Vasan	-0-		3,381,023	(7)	13.2%

(1)	The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of shares outstanding as reported in the Issuer’s Form 10-Q for the period ended September 30, 2006 (“outstanding shares”).

(2)	Represents shares held directly by Mayfield X, L.P. of which Mayfield X Management, L.L.C. is the sole General Partner.

(3)	Represents shares held directly by Mayfield Principals Fund, L.L.C. of which Mayfield X Management, L.L.C. is the sole Managing Director.

(4)	Represents shares held directly by Mayfield X Annex, L.P. of which Mayfield X Annex Management L.L.C. is the sole General Partner.

(5)	Represents shares held directly by Mayfield Associates Fund IV, L.P. of which Mayfield IX Management, L.L.C. is the sole General Partner.

(6)	Includes shares held directly by Mayfield X, L.P., Mayfield Principals Fund, L.L.C., Mayfield X Annex, L.P. and Mayfield Associates Fund IV, L.P. Yogen K. Dalal, Kevin A. Fong, A. Grant Heidrich, III, William D. Unger and Wendell G. Van Auken, III are (a) Managing Directors of Mayfield X Management, L.L.C., which is the sole general partner of Mayfield X, L.P. and sole managing director of Mayfield Principals Fund, L.L.C., (b) Managing Directors of Mayfield X Annex Management L.L.C., which is the sole general partner of Mayfield X Annex, L.P., and (c) Managing Directors of Mayfield IX Management, L.L.C., which is the sole general partner of Mayfield Associates Fund IV, L.P. As individual Managing Directors of Mayfield X Management, L.L.C., Mayfield X Annex Management L.L.C. and Mayfield IX Management, L.L.C., Messrs. Dalal, Fong, Heidrich, Unger and Van Auken may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield X Management, L.L.C., Mayfield X Annex Management L.L.C., Mayfield IX Management, L.L.C., Mayfield X, L.P., Mayfield Principals Fund, L.L.C., Mayfield X Annex, L.P., and Mayfield Associates Fund IV, L.P., but each disclaims such beneficial ownership except to the extent of his pecuniary interest therein.

Page 36 of 37 pages.

(7)	Includes shares held directly by Mayfield X, L.P., Mayfield Principals Fund, L.L.C. and Mayfield X Annex, L.P. David J. Ladd, Allen L. Morgan and Robert T. Vasan are (a) Managing Directors of Mayfield X Management, L.L.C., which is the sole general partner of Mayfield X, L.P. and sole managing director of Mayfield Principals Fund, L.L.C., and (b) Managing Directors of Mayfield X Annex Management L.L.C., which is the sole general partner of Mayfield X Annex, L.P. As individual Managing Directors of Mayfield X Management, L.L.C. and Mayfield X Annex Management L.L.C., Messrs. Ladd, Morgan and Vasan may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield X Management, L.L.C., Mayfield X Annex Management L.L.C., Mayfield X, L.P., Mayfield Principals Fund, L.L.C. and Mayfield X Annex, L.P., but each disclaims such beneficial ownership except to the extent of his pecuniary interest therein.

(8)	Includes shares held directly by Mayfield Associates Fund IV, L.P. Mr. Myers is a Managing Director of Mayfield IX Management, L.L.C., which is the sole general partner of Mayfield Associates Fund IV, L.P. As an individual Managing Director of Mayfield IX Management, L.L.C., Mr. Myers may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield IX Management, L.L.C. and Mayfield Associates Fund IV, L.P., but Mr. Myers disclaims such beneficial ownership except to the extent of his pecuniary interest therein.

(9)	Each individual Reporting Person expressly disclaims that he or she is the beneficial owner of any shares which are or may be deemed to be beneficially owned by any other individual Reporting Person in his or her individual capacity.

Page 37 of 37 pages.